Exhibit 99.1

OneSpan Reports Results for Second Quarter and First Six Months of 2018

•	Q2 Total revenue up 8% to $49.6 million
•	Q2 Adjusted EBITDA of $5.3 million[1]
•	Q2 GAAP loss per share of $0.03
•	Q2 non-GAAP earnings per share of $0.09[1]

CHICAGO, July 26, 2018 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and transactions, today reported financial results for the second quarter and six months ended June 30, 2018.

“The second quarter marked a significant turning point for OneSpan™, with a global rebrand, the launch of our Trusted Identity platform and the acquisition of identity verification innovator, Dealflo. Each of these initiatives was executed in support of our software focused growth strategy,” stated OneSpan CEO, Scott Clements. “During the quarter, we benefitted from strong growth in e-signature subscriptions, increased software licenses and improved sequential results from our hardware product line. We remain on track to meet our full year guidance.”

Second Quarter and First Six Months 2018 Financial Highlights

•

Revenue for the second quarter of 2018 was $49.6 million, an increase of 8% from $45.7 million for the second quarter of 2017. Revenue for the first six months of 2018 was $95.0 million, an increase of 8% from $87.7 million for the first six months of 2017.

•	Gross margin for the second quarter of 2018 was 73% and for the first six months of 2018 was 74%. Gross margin for the second quarter of 2017 was 70% and for the first six months of 2017 was 71%.
•

GAAP operating loss for the second quarter of 2018 was $2.6 million, or 5% of revenue, and for the first six months of 2018 was $1.0 million, or 1% of revenue. GAAP operating loss for the second quarter of 2017 was $0.4 million, or 1% of revenue, and for the first six months of 2017 was $0.1 million.

•

Adjusted EBITDA for the second quarter of 2018 was $5.3 million, or 11% of revenue, and for the first six months of 2018 was $11.5 million, or 12% of revenue. Adjusted EBITDA for the second quarter of 2017 was $3.4 million, or 8% of revenue, and for the first six months of 2017 was $7.7 million, or 9% of revenue.[1]

•

GAAP net loss for the second quarter of 2018 was $1.0 million, or $0.03 per share. GAAP net income for the first six months of 2018 was $0.8 million, or $0.02 per share. This compares to GAAP net income of $0.1 million, or $0.00 per share for the second quarter of 2017, and $0.7 million, or $0.02 per share for the first six months of 2017.

•

Non-GAAP net income for the second quarter of 2018 was $3.8 million, or $0.09 per share, and for the first six months of 2018 was $8.5 million, or $0.21 per share. Non-GAAP net income for the second quarter of 2017 was $2.5 million, or $0.06 per share, and for the first six months of 2017 was $5.7 million, or $0.15 per share.[1]

•	Cash, cash equivalents and short-term investments at June 30, 2018 totaled $101.4 million compared to $166.4 million and $158.4 million at March 31, 2018 and December 31, 2017, respectively.

1      An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Second Quarter 2018 Business Highlights

•

On May 30, 2018, OneSpan announced the launch of its Trusted Identity (TID) platform along with its Intelligent Adaptive Authentication offering. TID enables companies to reduce onboarding and transaction-related fraud while securing and enhancing the end-user experience. OneSpan also changed its name from VASCO Data Security International to reflect its significant shift in strategy and solution offering.

•

Also on May 30, 2018, OneSpan announced it acquired privately-held Dealflo for £41 million in cash. Dealflo is an innovative provider of identity verification and end-to-end financial agreement automation solutions. This acquisition will accelerate the launch of OneSpan’s TID platform-based onboarding solutions, provide identity verification technology for its e-signature solutions, and increase the company’s recurring revenue stream.

•

OneSpan announced a partnership with Nok Nok Labs to bring FIDO-compliant solutions to the world’s largest banks. The partnership complements OneSpan’s existing support of the FIDO U2F standard and enables OneSpan to offer end-to-end FIDO-compliant solutions that meet both UAF and U2F standards.

Guidance for Full Year 2018

OneSpan is reaffirming guidance for the full-year 2018 as follows:

•	Revenue is expected to be in the range of $201 million to $211 million; and
•	Adjusted EBITDA is expected to be in the range of $15 million to $19 million.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, July 26, 2018, at 4:30 p.m. EDT/22:30 CEST. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the second quarter and first six months of 2018.

To participate in this conference call, please dial one of the following numbers:

USA/Canada:  877‑256‑8245

International:  +1-303-223-4384

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for at least 60 days.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2018, and the information included under the caption “Guidance for Full Year 2018”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Product and license	$34,986	$34,472	$68,480	$66,032
Services and other	14,568	11,222	26,506	21,626
Total revenue	49,554	45,694	94,986	87,658

Cost of goods sold
Product and license	10,391	11,045	18,576	20,585
Services and other	3,182	2,601	5,732	5,113
Total cost of goods sold	13,573	13,646	24,308	25,698

Gross profit	35,981	32,048	70,678	61,960

Operating costs
Sales and marketing	16,622	15,339	30,899	29,043
Research and development	8,016	6,320	13,813	12,176
General and administrative	11,210	8,588	21,984	16,441
Amortization / impairment of intangible assets	2,744	2,201	4,945	4,399
Total operating costs	38,592	32,448	71,641	62,059

Operating loss	(2,611)	(400)	(963)	(99)

Interest income, net	340	340	733	630
Other income, net	1,399	373	1,779	588

Income (loss) before income taxes	(872)	313	1,549	1,119
Provision for income taxes	130	203	759	436

Net income (loss)	$(1,002)	$110	$790	$683

Net income (loss) per share
Basic	$(0.03)	$0.00	$0.02	$0.02
Diluted	$(0.03)	$0.00	$0.02	$0.02

Weighted average common shares outstanding
Basic	39,908	39,797	39,902	39,783
Diluted	39,908	39,842	40,015	39,843

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Current assets
Cash and equivalents	$101,432	$78,661
Short term investments	—	79,733
Accounts receivable, net of allowances of $696 in 2018 and $520 in 2017	41,704	48,126
Inventories, net	14,454	12,040
Prepaid expenses	6,329	3,876
Contract assets	4,915	—
Other current assets	7,978	5,501
Total current assets	176,812	227,937
Property and equipment:
Furniture and fixtures	7,730	5,655
Office equipment	10,384	13,084
Total Property and equipment:	18,114	18,739
Accumulated depreciation	(11,533)	(13,963)
Property and equipment, net	6,581	4,776
Goodwill	95,456	56,332
Intangible assets, net of accumulated amortization	49,138	37,888
Deferred income taxes	4,922	5,460
Contract assets - non-current	7,534	—
Other assets	6,649	5,229
Total assets	$347,092	$337,622
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,520	$8,144
Deferred revenue	30,675	33,295
Accrued wages and payroll taxes	10,837	11,643
Short-term income taxes payable	1,599	3,673
Other accrued expenses	10,680	7,746
Deferred compensation	583	1,652
Total current liabilities	60,894	66,153
Long-term deferred revenue	6,947	7,019
Other long-term liabilities	7,556	5,919
Long-term income taxes payable	11,648	12,848
Deferred income taxes	9,131	7,753
Total liabilities	96,176	99,692
Stockholders' equity
Common stock: $.001 par value per share, 75,000 shares authorized; 40,233 and 40,086 issued and outstanding at June 30, 2018 and December 31, 2017, respectively	40	40
Additional paid-in capital	92,115	90,307
Accumulated income	169,317	156,151
Accumulated other comprehensive loss	(10,556)	(8,568)
Total stockholders' equity	250,916	237,930
Total liabilities and stockholders' equity	$347,092	$337,622

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$790	$683
Adjustments to reconcile net income to net cash provided:
Depreciation, amortization, and impairment of intangible assets	6,020	5,258
Gain on disposal of assets	(49)	—
Deferred tax benefit	(13)	(1,134)
Stock-based compensation	1,809	1,076
Changes in assets and liabilities
Accounts receivable, net	7,181	9,560
Inventories, net	(2,414)	(255)
Contract assets	(4,282)	—
Accounts payable	(2,195)	(748)
Income taxes payable	(5,946)	(2,740)
Accrued expenses	(347)	(435)
Deferred compensation	(1,069)	(906)
Deferred revenue	3,468	1,682
Other assets and liabilities	(3,599)	(75)
Net cash provided by (used in) operating activities	(646)	11,966

Cash flows from investing activities:
Purchase of short term investments	—	(99,459)
Maturities of short term investments	80,000	95,000
Purchase of Dealflo, net of cash acquired	(53,065)	—
Additions to property and equipment	(3,016)	(716)
Other	—	(40)
Net cash provided by (used in) investing activities	23,919	(5,215)

Cash flows from financing activities:
Tax payments for restricted stock issuances	(233)	(199)
Net cash used in financing activities	(233)	(199)

Effect of exchange rate changes on cash	(269)	505

Net increase in cash	22,771	7,057
Cash and equivalents, beginning of period	78,661	49,345
Cash and equivalents, end of period	$101,432	$56,402

Revenue by major products and services (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2018	2017*	2018	2017*

Hardware products	$24,576	$25,256	$42,067	$47,000
Software licenses	10,410	9,216	26,413	19,032
Subscription	3,818	2,496	6,788	4,611
Professional services	1,157	1,070	2,121	2,031
Maintenance, support and other	9,593	7,656	17,597	14,984
Total Revenue	$49,554	$45,694	$94,986	$87,658

* Prior period amounts are presented under ASC 605 and ASC 985-605

Impact of ASC 606 Adoption (unaudited):

	Three months ended June 30, 2018			Six months ended June 30, 2018
	As Reported	Adjustments	Balances without the adoption of Topic 606	As Reported	Adjustments	Balances without the adoption of Topic 606

Revenue
Product and license	$34,986	$2,372	$37,358	$68,480	$(75)	$68,405
Services and other	14,568	(1,693)	12,875	26,506	(2,391)	24,115
Total revenue	49,554	679	50,233	94,986	(2,466)	92,520

Cost of goods sold
Product and license	10,391	141	10,532	18,576	534	19,110
Services and other	3,182	—	3,182	5,732	—	5,732
Total Cost of goods sold	13,573	141	13,714	24,308	534	24,842

Gross profit	35,981	538	36,519	70,678	(3,000)	67,678

Operating Costs
Sales and marketing	16,622	225	16,847	30,899	607	31,506
Total operating costs	38,592	225	38,817	71,641	607	72,248

Operating income (loss)	(2,611)	313	(2,298)	(963)	(3,607)	(4,570)

Income before taxes	(872)	313	(559)	1,549	(3,607)	(2,058)

Provision for income tax	130	(748)	(618)	759	(1,767)	(1,008)

Net income (loss)	$(1,002)	$1,061	$59	$790	$(1,840)	$(1,050)

Basic EPS	$(0.03)		$0.00	$0.02		$(0.03)
Diluted EPS	$(0.03)		$0.00	$0.02		$(0.03)

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation,  and certain other non-recurring items, including acquisition related costs, lease exit costs, and rebranding costs. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization and long-term incentive compensation, lease exit costs), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$(1,002)	$110	$790	$683
Interest income, net	(340)	(340)	(733)	(630)
Provision for income taxes	130	203	759	436
Depreciation, amortization / impairment of intangible assets	3,273	2,625	6,020	5,258
Long-term incentive compensation	1,398	832	2,750	1,932
Acquisition related costs	1,087	—	1,087	—
Rebranding costs*	462	—	522	—
Lease exit costs	315	—	315	—
Adjusted EBITDA	$5,323	$3,430	$11,510	$7,679

*The Company began excluding rebranding costs from Adjusted EBITDA in the second quarter of 2018. Rebranding costs for the six months ended June 30, 2018 include $60 of costs incurred during the first quarter of 2018.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including acquisition related costs, rebranding costs, and lease exit costs as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands except per share data, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$(1,002)	$110	$790	$683
Long-term incentive compensation	1,398	832	2,750	1,932
Amortization / impairment of intangible assets	2,744	2,201	4,945	4,399
Acquisition related costs	1,087	—	1,087	—
Rebranding costs*	462	—	522	—
Lease exit costs	315	—	315	—
Tax impact of adjustments**	(1,201)	(606)	(1,924)	(1,266)
Non-GAAP net income	$3,803	$2,537	$8,485	$5,748

Non-GAAP diluted EPS	$0.09	$0.06	$0.21	$0.15

Weighted average number of shares used to compute Non-GAAP diluted net earnings per share	40,045	39,842	40,015	39,843

*The Company began excluding rebranding costs from Non-GAAP Net Income in the second quarter of 2018. Rebranding costs for the six months ended June 30, 2018 include $60 of costs incurred during the first quarter of 2018.
**The tax impact of adjustments is calculated as 20% of the adjustments in all periods

Copyright© 2018 OneSpan North America Inc., all rights reserved. OneSpan™, DIGIPASS® and CRONTO® are registered or unregistered trademarks of OneSpan North America Inc. and/or OneSpan International GmbH in the U.S. and other countries.

For more information contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
joe.maxa@onespan.com